Exhibit 99.1

Applied DNA Announces Pricing of $4.2 Million Registered Direct Offering

STONY BROOK, N.Y. - February 22, 2022 - Applied DNA Sciences, Inc. (NASDAQ: APDN) (the “Company”), a leader in Polymerase Chain Reaction (PCR)-based DNA manufacturing, announced today that it has entered into a securities purchase agreement with an institutional investor, providing for the purchase and sale of 1,496,400 shares of common stock (or common stock equivalents) at a price of $2.80 per share, in a registered direct offering, resulting in total gross proceeds of approximately $4.2 million, before deducting the placement agent’s fees and other estimated offering expenses. The Company has also agreed to issue to the investor unregistered warrants to purchase up to an aggregate of 1,496,400 shares of common stock in a concurrent private placement. The warrants will have an exercise price of $2.84 per share, be exercisable six months from the date of issuance and will expire five years from the initial exercise date.

The offering is expected to close on or about February 24, 2022, subject to the satisfaction of customary closing conditions.

The Company currently intends to use the net proceeds from the offering for general corporate purposes, including working capital, and to advance the adoption of its LinearDNA™ manufacturing platform.

Roth Capital Partners served as sole placement agent for the transaction.

The shares of common stock (or common stock equivalents) described above (but not the warrants or the shares of common stock underlying the warrants) are being made pursuant to a shelf registration statement on Form S-3 (File No. 333-238557) (including a prospectus) previously filed with the Securities and Exchange Commission (the "SEC") on May 21, 2020, and declared effective by the SEC on June 1, 2020. A prospectus supplement and the accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. When available, copies of the prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, California 92660, by calling (800) 678-9147 or by e-mail at rothecm@roth.com.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Applied DNA Sciences

Applied DNA is commercializing LinearDNA™, its proprietary, large-scale polymerase chain reaction (“PCR”)-based manufacturing platform that allows for the large-scale production of specific DNA sequences.

The LinearDNA platform has utility in the nucleic acid-based in vitro diagnostics and preclinical nucleic acid-based drug development and manufacturing market. The platform is used to manufacture DNA for customers as components of in vitro diagnostic tests and for preclinical nucleic acid-based drug development in the fields of adoptive cell therapies (CAR T and TCR therapies), DNA vaccines (anti-viral and cancer), RNA therapies, clustered regularly interspaced short palindromic repeats (CRISPR) based therapies, and gene therapies.

The LinearDNA platform also has non-biologic applications, such as supply chain security, anti-counterfeiting and anti-theft technology. Key end-markets include textiles, pharmaceuticals and nutraceuticals, and cannabis, among others.

Leveraging its deep expertise in nucleic acid-based technologies, the Company has also established safeCircle™, a high-throughput turnkey solution for population-scale COVID-19 testing. safeCircle is designed to look for infection within defined populations or communities utilizing high throughput testing methodologies that increase testing efficiencies and provide for rapid turn-around-times.

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The Company’s common stock is listed on NASDAQ under ticker symbol ‘APDN,’ and its publicly traded warrants are listed on OTC under ticker symbol ‘APPDW.’

Applied DNA is a member of the Russell Microcap® Index.

Forward-Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to the registered direct offering and concurrent private placement (collectively, the “Offerings”), including the completion of the Offerings, the satisfaction of customary closing conditions related to the Offerings, the expected proceeds from the Offerings and the intended use of net proceeds therefrom, the timing of the closing of the Offerings and the potential exercise of the Warrants. Such forward-looking statements also describe Applied DNA’s future plans, projections, strategies, and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its history of net losses, limited financial resources, the substantial doubt about its ability to continue as a going concern, the unknown amount of revenues and profits that will result from any COVID-19 testing contract, the possibility that Applied DNA’s assay kits could become obsolete or have its utility diminished, limited market acceptance, the uncertainties inherent in research and development, future clinical data and analysis, including whether any of Applied DNA’s or its partner’s therapeutic candidates will advance further in the preclinical research or clinical trial process, including receiving clearance from the U.S. Food and Drug Administration (FDA),  the U.S. Department of Agriculture (USDA)  or equivalent foreign regulatory agencies to conduct clinical trials and whether and when, if at all, they will receive final approval from the FDA, the USDA or equivalent foreign regulatory agencies, the unknown outcome of any applications or requests to the FDA, USDA, equivalent foreign regulatory agencies and/or the New York State Department of Health, the unknown limited duration of any Emergency Use Authorization (EUA) approval from  FDA, changes in guidance promulgated by the CDC, FDA and/or CMS relating to COVID-19 testing, disruptions in the supply of raw materials and supplies, the fact that there has never been a commercial drug product utilizing PCR-produced DNA technology approved for therapeutic use, and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including its  Annual Report on Form 10-K filed on December 9, 2021, as amended,  its Quarterly Report on Form 10-Q filed on February 10, 2022 and other reports it  files with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless otherwise required by law.

Investor Relations Contact: Sanjay M. Hurry, 917-733-5573, sanjay.hurry@adnas.com

Web: www.adnas.com

Twitter: @APDN

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